Exhibit 5.1

Kilpatrick Townsend & Stockton LLP ktslaw.com 701 Pennsylvania Avenue NW, Suite 200 Washington, DC 20004

May 22, 2024

Board of Directors

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, Maryland 20832

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Sandy Spring Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing of (i) a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 700,000 shares (the “New Plan Shares”) of common stock, par value $1.00 per share, of the Company (the “Common Stock”), which may be issued by the Company pursuant to Sandy Spring Bancorp, Inc. 2024 Equity Plan, as amended (the “Plan”), and (ii) Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-204746) filed with the Commission on the date hereof (the “Post-Effective Amendment”) under the Act, relating to the registration, pursuant to the terms of the Plan, of (a) any shares of Common Stock that remain available for issuance under the Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan (the “Prior Plan”) as of the date hereof, plus (b) any shares of Common Stock that are subject to awards granted under the Prior Plan that are forfeited, cancelled, exchanged or surrendered, settled in cash or that otherwise terminate or expire without a distribution of shares of Common Stock to the Prior Plan participant (but excluding any shares of Common Stock surrendered or withheld as payment of either the exercise price of an award under the Prior Plan or withholding taxes in respect of an award under the Prior Plan) ((a) and (b) collectively, the “Rollover Shares,” and together with the New Plan Shares, the “Shares”) which may be issued by the Company pursuant to the Plan.

For purposes of this opinion letter, we have examined the Registration Statement, the Post-Effective Amendment, the Plan, the Prior Plan and the articles of incorporation, as amended, and bylaws of the Company. We have also made such legal and factual examinations and inquiries as we have deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed but have not verified (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiaries.

ANCHORAGE ATLANTA AUGUSTA BEIJING CHARLOTTE CHICAGO DALLAS DENVER HOUSTON LOS ANGELES NEW YORK PHOENIX RALEIGH

SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI SILICON VALLEY STOCKHOLM TOKYO WALNUT CREEK WASHINGTON WINSTON-SALEM

Board of Directors

Sandy Spring Bancorp, Inc.

May 22, 2024

Based on the foregoing, and limited in all respects to Maryland law, it is our opinion that the Shares reserved for issuance under the Plan are duly authorized and, upon payment for such shares and issuance in the manner described in the Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ KILPATRICK TOWNSEND & STOCKTON LLP